EXHIBIT 99.1

THANE INTERNATIONAL ANNOUNCES ACQUISITION OF
CONTROLLING INTEREST IN THANE
BY DIRECT MARKETING HOLDINGS

For Immediate Release

La Quinta, CA, October 28, 2003 — Thane International, Inc. (“Thane”) (OTCBB: THAN) today announced that it has been notified that Direct Marketing Holdings, Inc. has acquired ownership of 33,570,400 shares of Thane common stock, representing approximately 94.7% of the outstanding shares of Thane common stock. The shares of Thane common stock acquired by Direct Marketing Holdings, Inc. were contributed by certain of Thane’s existing stockholders in exchange for shares of Direct Marketing Holdings, Inc. common stock.

Direct Marketing Holdings, Inc. filed a Schedule 13e-3 with the Securities and Exchange Commission in which it indicated its intention to contribute its shares of Thane common stock to its wholly-owned subsidiary Thane DM Acquisition, Inc., which intends to conduct a “short-form” merger with and into Thane under Delaware General Corporation Law §253. Upon completion of the short-form merger, each share of Thane common stock not owned by Thane DM Acquisition will be converted into the right to receive $0.35 in cash and the shares of Thane common stock that remain outstanding will no longer be publicly traded.

For more information regarding this transaction, see the Schedule 13e-3 filed by Direct Marketing Holdings, Inc. with the Securities and Exchange Commission on October 28, 2003.

About Thane International, Inc.

Thane is in the business of the multi-channel direct marketing of consumer products in the fitness, health and beauty and housewares product categories. Thane’s distribution channels in the United States, and through its 186 international distributors and strategic partners, in 80 countries around the world, include direct response TV, home shopping channels, catalogs, retail, telemarketing, print advertising, credit card inserts and the Internet. Thane develops and acquires products, arranges low-cost manufacturing (primarily offshore), and then markets and distributes its products through its various distribution channels. Thane believes its management of each facet of this process enables it to maximize the return on investment on its products and create profitable products for target markets. The Company’s website is www.thaneinc.com.

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CONTACT:	Bill Hay, CEO, (760) 777-0217, bhay@thaneinc.com Kevin McKeon, CFO, (813) 282-1717, ext. 112, kmckeon@thaneinc.com